EXHIBIT 10.4
Amended and Restated Mastercard International Incorporated Executive Severance Plan
The Amended and Restated Mastercard International Incorporated Executive Severance Plan (the “Plan”) sets forth the guidelines for Mastercard International Incorporated (“Mastercard” or the “Company”) with respect to severance payments and/or benefits to certain of its employees who meet the eligibility requirements set forth in the Plan. At all times, payments under the Plan shall be made solely from the general assets of the Company. This Plan document constitutes the Summary Plan Description for the Plan in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Effective Date
The Plan was effective as of August 1, 2009, and is amended and restated as of April 11, 2022.
Eligibility
Members of the Company’s Executive Leadership Team and such other employees who are selected in writing by the Human Resources and Compensation Committee of Mastercard’s Board of Directors (the “HRCC”), in its sole and absolute discretion, shall be eligible to participate in the Plan (“Eligible Members”), to the extent such individuals are not subject to an employment agreement (or other similar agreement) which provides them with eligibility for severance. Eligible Members shall not be eligible to participate in, and receive any severance benefits under, the Amended and Restated Mastercard International Incorporated Severance Plan. To the extent that an Eligible Member is party to an employment agreement (or other similar agreement) providing for payments or benefits other than severance upon a specific termination of employment event also addressed herein, the Eligible Member shall be entitled to receive such payments or benefits as provided upon such event under his or her employment agreement (or other similar agreement), and not under this Plan. In the event of any other inconsistency between the Plan and an Eligible Member’s employment agreement (or other similar agreement), the Eligible Member’s employment agreement will control.
Qualification
An Eligible Member will be entitled to receive “Severance Payments” (as defined below) if:
a.    the Eligible Member is terminated by the Company without “Cause” (as such term is defined in the “Definitions” section); or
b.    the Eligible Member terminates his or her employment with the Company for “Good Reason” (as such term is defined in the “Definitions” section);
•the Eligible Member’s employment may be terminated at the option of the Eligible Member, effective ninety (90) days after the giving of written notice to the Company by such Eligible Member of the grounds for termination for Good Reason, which grounds, as specified by the Eligible Member, have not been cured by the Company during such ninety (90) day period; provided, however, that such Eligible Member gave notice to the Company of the event(s) constituting Good Reason within sixty (60) days after such event(s).
•the Company may waive all or part of the ninety (90) day notice required to be given by the Eligible Member hereunder by giving written notice to such Eligible Member.

Disqualifying Events
Notwithstanding the foregoing, an Eligible Member shall not be entitled to receive Severance Payments if any of the following disqualifying events occur; provided, however, that such Eligible Member shall nevertheless be eligible to receive certain accrued payments (as described below).
a.    the Eligible Member’s employment is terminated due to death or, at the option of the Company, upon the “Disability” (as such term is defined in the “Definitions” section) of the Eligible Member;
b.    the Eligible Member elects to voluntarily terminate his or her employment with the Company or a successor for any reason other than for Good Reason (“Voluntary Resignation”) or Mandatory Retirement;
c.    the Eligible Member’s employment with the Company is terminated for Cause;
•the Eligible Member’s employment may be terminated for Cause by the Company, effective upon the giving of written notice by the Company to the Eligible Member of such termination for Cause, or effective upon such other date as specified therein (“Notice of Termination for Cause”). The Company’s Notice of Termination For Cause shall state the date of termination and the basis for the Company’s determination that the Eligible Member’s actions establish Cause hereunder.
•if within sixty (60) days subsequent to the termination of the Eligible Member’s employment for death, Disability, Good Reason or Voluntary Resignation or otherwise, the Company determines that the Eligible Member could have been terminated for Cause, such voluntary termination shall be recharacterized as a termination for Cause, upon the giving of written notice to the Eligible Member and the Eligible Member is provided at least five (5) days to provide a written response to the Company. Thereafter, the Company may take appropriate legal action to seek recompense for any Severance Payments improperly paid to the Eligible Member, his estate or beneficiaries hereunder. Following a judicial determination, the prevailing party in any action under this paragraph, shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of this paragraph.
•notwithstanding anything to the contrary herein, if the Company has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company may suspend the Eligible Member from employment immediately upon notice for such period of time as shall be reasonably necessary for the Company to ascertain whether such circumstances are substantiated. During such suspension, the Eligible Member shall continue to be paid the compensation and provided all benefits in accordance with the regular payroll and benefit practices of the Company; provided, however, that if the Eligible Member has been indicted or otherwise formally charged by governmental authorities with any felony, the Company may, in its sole discretion, and without limiting the Company’s discretion to terminate the Eligible Member’s employment for Cause (provided it has grounds to do so under the terms of this “Disqualifying Events” section, paragraph (c), suspend the Eligible Member without continuation of any compensation or benefits (except health benefits, which shall be continued during the period of suspension), pending final disposition of such criminal charge(s). Upon receiving notice of any such suspension, the Eligible Member shall promptly leave the premises of the Company and remain off such premises until further notice from the Company. In the event the Eligible Member is suspended as a result of such charges, but is later acquitted or otherwise exonerated from such charges, the Company shall pay to the Eligible Member such compensation, with interest, calculated from the date such compensation was suspended at the prime lending rate in effect on the date the Company receives notice from the Eligible Member of such acquittal or exoneration, and provide benefits withheld from the Eligible Member during the period of the Eligible Member’s suspension, if any, all of which shall be paid and provided within thirty (30) days of the date of the Eligible Member’s acquittal or exoneration from criminal charges that resulted in his suspension shall be limited with respect to the period of up to two (2) years from the date of suspension;
d.    the failure by the Eligible Member to give a timely notice of termination for Good Reason (as described above); or
e.    the Eligible Member becomes employed by a Company Entity.
Amount and Duration of Severance
a.    Accrued Payments
An Eligible Member shall be entitled to the following accrued payments following the Date of Termination (as such term is defined in the “Definitions” section) regardless of whether the Eligible Member has been rendered ineligible for receipt of the Severance Payments due to a disqualifying event (as described above):
Death, Disability or Mandatory Retirement
If the Eligible Member’s employment is terminated on account of his or her death, due to Disability, or upon Mandatory Retirement, the Eligible Member or his or her estate and/or beneficiaries, as applicable, shall be entitled to receive the following lump sum payment (subject to any previously elected deferrals under the Mastercard Incorporated Deferral Plan), within thirty (30) days following the Date of Termination:
•“Base Salary” (as such term is defined in the “Definitions” section) earned but not paid prior to the Date of Termination;
•payment for all accrued but unused vacation time up to the Date of Termination;
•(x) in the event of the Eligible Member’s death, the target annual incentive bonus payable for the year in which the Eligible Member’s death occurs, (y) in the event of termination due to Disability, a pro rata portion (based upon completed calendar months worked prior to the date of Disability) of the target annual incentive bonus payable for the year in which the Eligible Member’s Date of Termination occurs, or (z) in the event of Mandatory Retirement, a pro rata portion (based upon actually completed calendar months worked) of the annual incentive bonus payable for the year in which the Eligible Member’s termination of employment occurs based upon the actual performance of the Company for the applicable performance period (and taking into account the terms of the annual incentive plan, including but not limited to the discretion of the HRCC to reduce such bonus amount, with such amount payable when the annual incentive bonus is regularly paid to similarly employees for such year;
•to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Eligible Member’s Date of Termination, with such amount payable when the annual incentive bonus is regularly paid to similarly employees for such year; and
•such additional benefits, if any, to which the Eligible Member is expressly eligible following the termination of the Eligible Member’s employment on account of death, Disability or Mandatory Retirement, as applicable, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company.
Cause or Voluntary Resignation
If the Company terminates the Eligible Member’s employment for Cause or the Eligible Member terminates his or her employment by Voluntary Resignation, the Eligible Member shall be entitled to receive the following lump sum payment, as soon as practicable, but in no event later than thirty (30) days following the Date of Termination:
•Base Salary earned but not paid prior to the Date of Termination;
•payment for all accrued but unused vacation time up to the Date of Termination; and
•additional benefits, if any, to which the Eligible Member is expressly eligible following his termination for Cause or by Voluntary Resignation, as applicable, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company.
Without Cause or For Good Reason
If the Company terminates the Eligible Member’s employment without Cause or the Eligible Member terminates his or her employment for Good Reason, the Eligible Member shall be entitled to the following payments following the Date of Termination:
•a lump sum payment (subject to any previously elected deferrals under the Mastercard Incorporated Deferral Plan), within thirty (30) days following the Date of Termination of all Base Salary earned but not paid prior to the Date of Termination;
•a lump sum payment within thirty (30) days following the Date of Termination equal to all accrued but unused vacation time up to the Date of Termination;
•a pro rata portion (based upon actually completed calendar months worked) of the annual incentive bonus payable for the year in which the Eligible Member’s Date of Termination occurs based on the actual performance of the Company for the applicable performance period as determined by the HRCC and payable in accordance with the regular bonus pay practices of the Company; and
•to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which the Eligible Member’s Date of Termination occurs, payable in the amount and at the time such bonus would have been paid had the Eligible Member remained employed.
b.    Severance Payments
If the Eligible Member is entitled to receive severance payments and/or benefits as provided under the “Qualification” section, and has not been rendered ineligible for receipt of such severance payments and/or benefits due to a disqualifying event (as described above), the Eligible Member shall be entitled to the following payments (the “Severance Payments”):
1. Severance Pay
The Eligible Member shall be entitled to receive (i) Base Salary continuation for an eighteen (18) month period following the Eligible Member’s Date of Termination (the “Severance Pay Period”), and (ii) payment (subject to any previously elected deferrals under the Mastercard Incorporated Deferral Plan), of an amount equal to 1.5 times the annual incentive bonus paid to such Eligible Member for the year prior to the year in which the Eligible Member’s Date of Termination occurs (the “Bonus Payment”) payable ratably over the Severance Pay Period in accordance with the annual incentive bonus pay practices of the Company (such Base Salary continuation and Bonus Payment being collectively referred to herein as “Severance Pay”).

2. Medical Benefits Continuation
The Eligible Member shall be entitled to payment by the Company on the Eligible Member’s behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for a period equivalent to the eighteen (18) month COBRA period (twenty-nine (29) month period, if the Eligible Member is disabled under the Social Security Act within the first sixty (60) days of the continuation period) or the Severance Pay Period, whichever is shorter (the “Medical Benefits”), provided, however, such coverage shall not be provided if during such period the Eligible Member is or becomes ineligible under the provisions of COBRA for continuing coverage; and provided, further, that if the Eligible Member is eligible for Retiree Health Coverage under the Mastercard Retiree Health Plan, the Company shall pay the full cost of such Retiree Health or COBRA coverage, as applicable, during the Severance Pay Period and thereafter, retiree contribution levels provided under the provisions of the Retiree Health Plan shall apply.
3. Outplacement Services
The Eligible Member shall be entitled to reasonable outplacement services, to be provided by a firm selected by the Company, at a level generally made available to executives of the Company for the shorter of the Severance Pay Period or the period he or she remains unemployed.
4. Additional Payments
The Company reserves the right, in its sole discretion, to increase Severance Payments or Severance Pay for up to an additional six months for Eligible Members. Additional payments may be conditioned upon any additional criteria as the Company may determine in its sole discretion.
The Eligible Member shall be entitled to such other benefits, if any, to which such Eligible Member is expressly eligible following the termination of the Eligible Member’s employment by the Company without Cause, by the Eligible Member with Good Reason, payable or made available under such terms and conditions as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the Amended and Restated Mastercard International Incorporated Severance Plan).
5. Separation Agreement and Release
The Company’s obligations to make payments and provide benefits under this “Severance Payments” section, paragraphs (1)-(3), are conditioned upon the Eligible Member’s execution (without revocation) of the Company’s separation agreement and release of all claims related to the Eligible Member’s employment or the termination thereof in a form satisfactory to Mastercard (the “Separation Agreement and Release”), which Separation Agreement and Release shall include a non-competition restriction and a non-solicitation restriction for a period no less than the Severance Pay Period (taking into account any additional payment periods pursuant to Section 4 above), as more fully described in such Separation Agreement and Release, provided that if the Eligible Member should fail to execute such Separation Agreement and Release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to make the payments and provide the benefits contemplated under this “Severance Payments” section, paragraphs (1)-(3). In the event of Severance Pay in the case in which the Eligible Member is provided with a notice period, the Severance Pay shall be payable beginning at the end of the notice period (provided that the Separation Agreement and Release has been fully executed and legally effective as of the last day of the notice period). In the event of Severance Pay in the case in which the Eligible Member is not provided with a notice period, the Severance Pay payable during the period following the Eligible Member’s Date of Termination during which the Eligible Member is required to execute a legally effective Separation Agreement and Release shall be aggregated and paid in a lump sum on the 60th day following the Date of Termination, with subsequent payments following over the original schedule during the Separation Pay Period (unless required to be paid six months plus one day after the Date of Termination).
Rehired Eligible Members
If, following an Eligible Member’s Date of Termination, an Eligible Member is rehired by the Company or any Company Entity or is retained by the Company or any Company Entity as a consultant, his or her Severance Pay, Medical Benefits, outplacement services, and any additional payments under this Plan will cease and be forfeited as of the date of reemployment or the effective date of the consultancy, and no further severance payments and/or benefits will be paid or provided by the Company to such Eligible Member.
Income Taxes
Accrued payments and Severance Payments are subject to all applicable foreign, federal, state, and local tax withholding and generally are taxable income to the Eligible Member.
Section 409A of the Code
Notwithstanding any other provision of the Plan, if any payment, compensation or other benefit provided to the Eligible Member in connection with his or her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Eligible Member is a specified employee as defined in Section 409A(a)(2)(b)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (such date, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Eligible Member during the period between the Date of Termination and the New Payment Date shall be paid to the Eligible Member in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of the Plan. If the Eligible Member dies during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Section 409A of the Code shall be paid to the Eligible Member’s beneficiary within thirty (30) days of the Eligible Member’s death.
Notwithstanding the preceding paragraph, up to two (2) times the lesser of: (i) the Eligible Employee’s Base Salary for the year preceding the year in which the Date of Termination occurs; and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs, shall be paid in accordance with the schedule set forth in the “Severance Payments” section, paragraph (1), without regard to such six (6) month delay.

The Plan is intended to comply with the requirements of Section 409A of the Code, and, specifically, with the separation pay exemption and short term deferral exemption of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event may the Eligible Member, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Eligible Member’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Administration of Plan
The “Plan Administrator” (as such term is defined in the “Definitions” section) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan to the extent not retained by Mastercard as set forth herein. Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to:
•take all actions and make all decisions with respect to the eligibility for, and the amount of, severance and benefits payable under the Plan;
•formulate, interpret and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms;
•decide questions, including legal or factual questions, with regard to any matter related to the Plan;
•construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and decide any and all matters arising thereunder including the right to remedy possible ambiguities, inconsistencies or omissions;
•investigate and make such factual or other determinations as shall be necessary or advisable for the resolution of appeals of adverse determinations under the Plan; and
•process, and approve or deny, claims for severance and benefits under the Plan.
All determinations made by the Plan Administrator as to any question involving their respective responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law. All determinations by Mastercard referred to in the Plan shall be made by Mastercard in its capacity as an employer and settlor of the Plan.

Modification or Termination of Plan
Mastercard reserves the right in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, including any or all of the provisions of the Plan, for any reason, at any time, by action of the Plan Administrator. Any amendments to the Plan must be approved in writing by the HRCC.
Claims and Appeal Procedures
The Plan Administrator shall make a determination in connection with the termination of employment of any Eligible Member as to whether a benefit under the Plan is payable to such Eligible Member, taking into consideration any determination made by the Company as to the circumstances regarding the termination, the Company’s decision as to whether or not to pay a benefit under the “Qualification” section, the “Disqualifying Events” section, or the potential applicability of a disqualifying event, and as to the amount of payment. The Plan Administrator shall advise any Eligible Member it determines is entitled to severance and benefits under the Plan and the amount of such severance and benefits. The Plan Administrator may delegate any or all of its responsibilities under this section.
Claim Procedures
Each Eligible Member or his or her authorized representative (each, the “Claimant”) claiming severance and benefits under the Plan who has not been advised of such severance and benefits by the Plan Administrator or who is not satisfied with the amount of any severance and benefits awarded under the Plan is eligible to file a written claim with the Plan Administrator.
Within ninety (90) days after receiving the claim, the Plan Administrator will decide whether or not to approve the claim. The ninety (90)-day period may be extended by the Plan Administrator for an additional ninety (90)-day period if special circumstances require an extension of time to consider the claim. If the Plan Administrator extends the ninety (90)-day period, the Claimant will be notified in writing before the expiration of the initial 90-day period as to the length of the extension and the special circumstances that necessitate the extension.
If the claim is denied, the Plan Administrator shall set forth in writing or electronically the reasons for the denial; the relevant provisions of the Plan on which the decision is made; a description of the Plan’s claim appeal procedures; and if additional material or information is necessary to perfect the claim, an explanation of why such material or information is necessary. The notice will also include a statement regarding the procedures for the Claimant to file a request for review of the claim denial as set forth in the “Appeal Procedures” section and the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a claim denial on appeal.
Appeal Procedures
If a claim has been denied by the Plan Administrator and the Claimant wishes further consideration and review of his or her claim, he or she must file an appeal of the denial of the claim to the Plan Administrator no later than sixty (60) days after the receipt of the written notification of the Plan Administrator’s denial. In correlation with his or her appeal, the Claimant may request the opportunity to review relevant documents prior to submission of a written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for severance and benefits under the Plan. The review of the appeal by the Plan Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.

The Plan Administrator will notify the Claimant in writing or electronically of its decision with respect to its review of the appeal within sixty (60) days of the receipt of the request for a review of the claim. Due to special circumstances, the Plan Administrator may extend the time to reach a decision with respect to the appeal of the claim denial, in which case the Plan Administrator will notify the Claimant in writing before the expiration of the initial 60-day period as to the length of the extension and the special circumstances that necessitate such extension and render a decision as soon as possible, but not later than one hundred twenty (120) days following the receipt of the Claimant’s request for appeal.
If the appeal is denied, the Plan Administrator will set forth in writing or electronically the specific reasons for the denial and references to the relevant Plan provisions on which the determination of the denial is based. The notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
Exhaustion of Remedies under the Plan
A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one (1) year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. A Claimant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.
Miscellaneous Provisions
•Neither the establishment of this Plan, nor any modification thereof, nor the payment of any severance and benefits hereunder, shall be construed as giving to any Eligible Member, or other person, any legal or equitable right against the Company or any current or former officer, director, or employee thereof, and in no event shall the terms and conditions of employment by the Company of any Eligible Member be modified or in any way affected by this Plan.
•The records of the Company with respect to employment history, compensation, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of this Plan.
•The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not to conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the state of New York applicable to contracts made and to be performed within the state of New York (without reference to its conflicts of law provisions).
•Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service or to change the employee-at-will status of any employee. All employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. An employee’s failure to qualify for or receive a severance and benefits hereunder shall not establish any right to (i) continuation or reinstatement, or (ii) any benefits in lieu of severance and benefits.

Definitions

Terms	Definitions
Base Salary	The Eligible Member’s annual base salary as in effect from time to time.
Cause
•the willful failure by the Eligible Member to perform his or her duties or responsibilities (other than due to Disability);
•the Eligible Member’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry;
•the Eligible Member’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;
•the material breach by the Eligible Member of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or
•the breach by the Eligible Member of the Code of Conduct, the Supplemental Code of Conduct, any material provision of the Plan, or any material provision of the following the Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, enterprise risk management, accounting, contracts, purchasing, communications, investor relations, immigration, privacy, insider trading, financial process and reporting procedures, financial approval authority, whistleblower, anti-corruption and other similar the Company policies, whether currently in effect or adopted after the Effective Date of the Plan.

Company	Mastercard International Incorporated.
Company Entity	Any entity (including any subsidiary, affiliate or joint venture) in which the Company has a direct or indirect ownership interest of not less than 20%.
Disability
Disability shall be defined as set forth under the Mastercard Long-Term Disability Benefits Plan, as it may be amended from time to time.
Any dispute concerning whether the Eligible Member is deemed to have suffered a Disability for purposes of the Plan shall be resolved in accordance with the dispute resolution procedures set forth in the Mastercard Long-Term Disability Benefits Plan.

Good Reason
The occurrence of any of the following without the prior written consent of the Eligible Member:
•the assignment to a position for which the Eligible Member is not qualified or a materially lesser position than the position held by the Eligible Member (although duties may differ without giving rise to a termination by the Eligible Member for Good Reason);
•a material reduction in the Eligible Member’s annual Base Salary except that a 10 percent reduction, in the aggregate, over the period of the Eligible Member’s employment shall not be treated as a material reduction;
•the relocation of the Eligible Member’s principal place of employment to a location more than fifty (50) miles from the Eligible Member’s principal place of employment (unless such relocation does not increase the Eligible Member’s commute by more than twenty (20) miles), except for required travel on the Company’s business to an extent substantially consistent with the Eligible Member’s business travel obligations as of the date of relocation.

Mandatory Retirement	The last day of the calendar year in which the Eligible Member attains the age of sixty-five (65).
Mastercard	Mastercard International Incorporated.

Plan Administrator	Executive Vice President, Total Rewards (or his or her functional successor)
Date of Termination
The date on which the Eligible Member incurs a termination of employment as described in the “Qualification” section or such other date on which an Eligible Member incurs a “separation from service” determined using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations. Pursuant to such default provisions, an Eligible Member will be treated as no longer performing services for the Company when the level of services he or she performs for the Company decreases to a level equal to 20% or less of the average level of services performed by such Eligible Member during the immediately preceding 36 months.

Your Rights Under ERISA
The Department of Labor has issued regulations that require the Company to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designated by the Department of Labor to satisfy this requirement and is presented accordingly.
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:
Receive Information About Your Plan and Benefits
1.    Examine, without charge, all Plan documents and copies of all documents filed by the Company with the Department of Labor. This includes annual reports and Plan descriptions. All such documents are available for review in your Human Resources Department.
2.    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may charge you a reasonable fee for the copies.
3.    Receive a summary of the Plan’s annual financial report. Once each year, the Plan Administrator will send you a Summary Annual Report of the Plan’s financial activities at no charge.
Prudent Action by Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.
No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension or welfare benefit or exercising your rights under ERISA.
Enforcing Your Rights
If your claim for severance and benefits is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules. You have the right to have your claim reviewed and reconsidered. You also have the right to request a review of the denial of your claim as explained in the “Appeal Procedures” section. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining severance and benefits under the Plan or exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for severance and benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor, or you may file suit in a federal court.
The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator through your Human Resources Department. They will be glad to help you. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or you may contact:
The Division of Technical Assistance and Inquiries
Employee Benefits Security Administration,
Department of Labor
200 Constitution Avenue, N.W., Room 5N625
Washington, DC 20210
1-866-444-EBSA (1-866-444-3272)
www.dol.gov/ebsa (for general information)
www.askebsa.dol.gov (for electronic inquiries)
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

Administrative Facts

Topic	Description
Plan Name	Amended and Restated Mastercard International Incorporated Executive Severance Plan
Plan Sponsor	Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA
Source of Contributions to Plan	Employer payments from corporate assets
Employer Identification Number
Plan Number	______
Plan Administrator	Executive Vice President, Total Rewards (or his or her functional successor) Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA 914-249-5260
Agent for Receiving Service of Legal Process	General Counsel Mastercard International Incorporated 2000 Purchase Street Purchase, NY 10577 USA 914-249-5301

Contact Information
If you have questions about this Plan, please contact your department’s HR Business Partner or Mastercard’s Chief People Officer.